Exhibit 99

1201 S. Second Street
Milwaukee, WI 53204
USA
Fax: 414.382.5560

News Release

Contact	John Bernaden	Rondi Rohr-Dralle
	Media Relations	Investor Relations
	Rockwell Automation	Rockwell Automation
	414.382.2555	414.382.8510

Rockwell Automation Reports Fourth Quarter 2010 Results

•	Revenue up 26 percent year over year

•	Diluted EPS of $0.91

•	Company provides fiscal 2011 diluted EPS guidance of $3.80 — $4.20

MILWAUKEE (November 9, 2010) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2010 fourth quarter revenue of $1,356.9 million, up 26 percent compared to $1,074.4 million in the fourth quarter of fiscal 2009. Currency translation negatively impacted revenue growth by 1 percentage point. Fiscal 2010 fourth quarter net income was $131.3 million or $0.91 per share, compared to $28.9 million or $0.20 per share in the fourth quarter of fiscal 2009.

Total segment operating earnings were $205.1 million in the fourth quarter of fiscal 2010, up from $79.6 million in the same period of 2009. Total segment operating margin in the fourth quarter of fiscal 2010 increased to 15.1 percent from 7.4 percent a year ago, primarily due to higher segment operating margin in the Architecture & Software segment.

Free cash flow was $19.2 million in the fourth quarter of fiscal 2010 after a discretionary pre-tax contribution of $150 million to the company’s U.S. pension trust.

Full Fiscal Year 2010
Sales for the full fiscal year were $4,857.0 million, up 12 percent compared to $4,332.5 million in fiscal 2009. Foreign currency translation contributed 2 percentage points to the increase. Income from continuing operations was $440.4 million or $3.05 per share, compared to $217.9 million or $1.53 per share in fiscal 2009. Segment operating earnings were $717.2 million, up 67 percent compared to $429.7 million in fiscal 2009. Full fiscal year 2010 free cash flow from continuing operations was $410.7 million, after the previously-mentioned pension contribution in the fourth quarter. Return on invested capital was 22.8 percent.

Organic sales, total segment operating earnings, total segment operating margin, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “We capped the year with another quarter of strong revenue growth in all regions. I was particularly pleased to see very strong year-over-year growth again this quarter in China and India and strong sequential growth in Latin America and Europe. Logix grew 36 percent in the quarter.

“Our results confirm that our growth and performance strategy is working. For the full year, we grew revenue 12 percent and doubled earnings per share compared to fiscal 2009. Operating margin improved by 5 points, a great result in light of the compensation cost headwinds and growth investments we made in the second half of the year. Strong cash flow during the year enabled us to resume share repurchases, increase the dividend by 21 percent and make a $150 million discretionary U.S. pension contribution. We ended the year with a very strong balance sheet.

“Our performance this year is evidence that we are executing well as the recovery progresses and I want to thank our employees, customers and partners for their support throughout the year.”

Outlook
Commenting on the outlook, Nosbusch added, “We believe that the global economic recovery will continue in fiscal 2011. We are starting to see signs that large capital project spending will improve, but timing remains somewhat uncertain. The growth investments we made in 2010 improve our ability to outperform the market in 2011 and beyond. For fiscal 2011 we are projecting revenue growth of 8 to12 percent excluding currency, plus 1 percent growth from currency translation. Based on this revenue outlook, we are providing fiscal 2011 earnings per share guidance of $3.80 to $4.20.”

Nosbusch continued, “Increased exposure to mid- and late-cycle markets should help as the recovery continues. Our strong balance sheet positions us to fund organic growth, make catalytic acquisitions and return capital to shareowners. Our strategy is to capitalize on expanded growth opportunities and technology differentiation. We remain committed to innovation, deepening our domain expertise and thought leadership – all key ingredients for helping our customers achieve their productivity and sustainability goals.”

Following is a discussion of fourth quarter results for both segments.

Architecture & Software
Architecture & Software fiscal 2010 fourth quarter sales were $575.9 million, an increase of 36 percent from $424.1 million in the fourth quarter of fiscal 2009. Currency translation negatively impacted revenue growth by 2 percentage points. Fiscal 2010 fourth quarter sales were up 4 percent sequentially compared to $553.9 million in the third quarter of fiscal 2010. Segment operating earnings were $128.4 million in the fourth quarter of fiscal 2010 compared to $36.9 million in the fourth quarter of fiscal 2009. Architecture & Software segment operating margin was 22.3 percent in the fourth quarter of fiscal 2010 compared to 8.7 percent a year ago. Segment operating margin increased primarily due to volume leverage.

Control Products & Solutions
Control Products & Solutions fiscal 2010 fourth quarter sales were $781.0 million, an increase of 20 percent from $650.3 million in the fourth quarter of fiscal 2009. Currency translation negatively impacted revenue growth by 1 percentage point. Fiscal 2010 fourth quarter sales were up 9 percent sequentially compared to $714.2 million in the third quarter of this fiscal year. Segment operating earnings were $76.7 million in the fourth quarter of fiscal 2010, up from $42.7 million in the fourth quarter of fiscal 2009. Control Products & Solutions segment operating margin was 9.8 percent in the fourth quarter of fiscal 2010 compared to 6.6 percent a year ago. Segment operating margin increased primarily due to volume leverage.

Other Information
Fiscal 2010 fourth quarter general corporate net expense was $27.4 million. General corporate net expense for the full year was $93.6 million compared to $80.3 million in 2009 with the increase primarily due to performance-based compensation.

The effective tax rate for the fourth quarter of fiscal 2010 was 16.8 percent. The effective tax rate for the full year was 19.1 percent compared to 20.4 percent in 2009.

During the fourth quarter of 2010, the Company repurchased 0.5 million shares of its common stock at a cost of $26.9 million. The Company had $501.2 million available at September 30, 2010 under its $1.0 billion share repurchase authorization.

Conference Call
A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on November 9. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•	macroeconomic factors, including global and regional business conditions, the availability and cost of capital, the cyclical nature of our customers’ capital spending, and currency exchange rates, all of which may affect our revenue and our profitability;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive product and pricing pressures;

•	disruption of our operations due to natural disasters, acts of war, strikes, terrorism or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation;

•	disruption of our distribution channels;

•	the availability and price of components and materials;

•	successful execution of our cost productivity, restructuring and globalization initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs over 19,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Sales
Architecture & Software (a)	$575.9	$424.1	$2,115.0	$1,723.5
Control Products & Solutions (b)	781.0	650.3	2,742.0	2,609.0

Total sales (c)	$1,356.9	$1,074.4	$4,857.0	$4,332.5

Segment Operating Earnings
Architecture & Software (d)	$128.4	$36.9	$475.4	$223.0
Control Products & Solutions (e)	76.7	42.7	241.8	206.7

Total segment operating earnings[1] (f)	205.1	79.6	717.2	429.7

Purchase accounting depreciation and amortization	(4.7)	(4.4)	(18.9)	(18.6)
General corporate — net	(27.4)	(31.2)	(93.6)	(80.3)
Interest expense	(15.2)	(15.2)	(60.5)	(60.9)
Special items	—	—	—	4.0

Income from continuing operations before income taxes	157.8	28.8	544.2	273.9
Income tax (provision) benefit	(26.5)	0.1	(103.8)	(56.0)

Income from continuing operations	131.3	28.9	440.4	217.9
Income from discontinued operations	—	—	23.9	2.8

Net income	$131.3	$28.9	$464.3	$220.7

Diluted earnings per share
Continuing operations	$0.91	$0.20	$3.05	$1.53
Discontinued operations	—	—	0.17	0.02

Net income	$0.91	$0.20	$3.22	$1.55

Average diluted shares	143.4	143.1	144.0	142.4

Segment operating margin
Architecture & Software (d/a)	22.3%	8.7%	22.5%	12.9%
Control Products & Solutions (e/b)	9.8%	6.6%	8.8%	7.9%
Total segment operating margin[1] (f/c)	15.1%	7.4%	14.8%	9.9%

[1]	Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measure of total segment operating earnings may be different from that used by other companies.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Sales	$1,356.9	$1,074.4	$4,857.0	$4,332.5
Cost of sales	(827.7)	(709.1)	(2,920.6)	(2,763.0)

Gross profit	529.2	365.3	1,936.4	1,569.5

Selling, general and administrative expenses	(354.3)	(316.8)	(1,323.3)	(1,228.0)
Other expense	(1.9)	(4.5)	(8.4)	(6.7)
Interest expense	(15.2)	(15.2)	(60.5)	(60.9)

Income from continuing operations before income taxes	157.8	28.8	544.2	273.9
Income tax (provision) benefit	(26.5)	0.1	(103.8)	(56.0)

Income from continuing operations	131.3	28.9	440.4	217.9

Income from discontinued operations	—	—	23.9	2.8

Net income	$131.3	$28.9	$464.3	$220.7

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30,	September 30,
	2010	2009
Assets
Cash and cash equivalents	$813.4	$643.8
Receivables	859.0	726.3
Inventories	603.3	436.4
Property, net	536.9	532.5
Goodwill and intangibles	1,129.8	1,144.1
Other assets	805.9	822.6

Total	$4,748.3	$4,305.7

Liabilities and Shareowners’ Equity
Accounts payable	$435.7	$313.3
Long-term debt	904.9	904.7
Other liabilities	1,947.3	1,771.3
Shareowners’ equity	1,460.4	1,316.4

Total	$4,748.3	$4,305.7

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended
	September 30,
	2010	2009
Continuing operations:

Operating activities:
Income from continuing operations	$440.4	$217.9
Depreciation and amortization	127.3	134.1
Retirement benefits expense	89.1	48.5
Pension trust contributions	(181.2)	(28.8)
Receivables/inventories/payables	(180.9)	254.6
Compensation and benefits	143.9	(56.7)
Income taxes	34.8	(40.8)
Other	20.6	(2.4)

Cash provided by operating activities	494.0	526.4

Investing activities:
Capital expenditures	(99.4)	(98.0)
Acquisition of businesses, net of cash acquired	—	(30.7)
Proceeds from sale of property and business	6.3	4.0
Proceeds from sales of available for sale securities and short-term investments	4.1	4.8
Purchases of short-term investments	—	(8.4)
Other investing activities	—	(4.1)

Cash used for investing activities	(89.0)	(132.4)

Financing activities:
Net repayment of debt	—	(100.0)
Cash dividends	(173.6)	(164.5)
Purchases of treasury stock	(118.8)	(53.5)
Proceeds from the exercise of stock options	35.2	11.3
Excess income tax benefit from share-based compensation	16.1	2.4
Other financing activities	(0.3)	(3.1)

Cash used for financing activities	(241.4)	(307.4)

Effect of exchange rate changes on cash	6.8	(24.5)

Cash provided by continuing operations	170.4	62.1

Discontinued Operations:
Cash used for discontinued operations	(0.8)	(0.5)

Increase in cash and cash equivalents	$169.6	$61.6

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding sales excluding the effect of changes in currency and organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe these non-GAAP measures provide useful information to investors because they reflect regional performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales and sales excluding the effect of changes in currency as two measures to monitor and evaluate our regional performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2010 compared to sales for the three and twelve months ended September 30, 2009:

	Three Months Ended September 30,
	2010					2009
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

United States	$677.9	$(1.3)	$676.6	$—	$676.6	$511.5
Canada	81.8	(4.2)	77.6	—	77.6	68.5
Europe, Middle East, Africa	272.7	24.2	296.9	—	296.9	249.6
Asia-Pacific	212.0	(7.1)	204.9	—	204.9	159.0
Latin America	112.5	0.6	113.1	—	113.1	85.8

Total	$1,356.9	$12.2	$1,369.1	$—	$1,369.1	$1,074.4

	Twelve Months Ended September 30,
	2010					2009
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

United States	$2,456.2	$(7.2)	$2,449.0	$(1.5)	$2,447.5	$2,209.2
Canada	321.0	(34.7)	286.3	(12.2)	274.1	257.1
Europe, Middle East, Africa	987.3	(1.2)	986.1	—	986.1	962.1
Asia-Pacific	724.3	(43.7)	680.6	(2.7)	677.9	579.3
Latin America	368.2	(9.0)	359.2	—	359.2	324.8

Total	$4,857.0	$(95.8)	$4,761.2	$(16.4)	$4,744.8	$4,332.5

The following table reconciles reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2010 compared to sales for the three and twelve months ended September 30, 2009:

	Three Months Ended September 30,
	2010					2009
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

Architecture & Software	$575.9	$7.9	$583.8	$—	$583.8	$424.1
Control Products & Solutions	781.0	4.3	785.3	—	785.3	650.3

Total	$1,356.9	$12.2	$1,369.1	$—	$1,369.1	$1,074.4

	Twelve Months Ended September 30,
	2010					2009
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

Architecture & Software	$2,115.0	$(44.2)	$2,070.8	$—	$2,070.8	$1,723.5
Control Products & Solutions	2,742.0	(51.6)	2,690.4	(16.4)	2,674.0	2,609.0

Total	$4,857.0	$(95.8)	$4,761.2	$(16.4)	$4,744.8	$4,332.5

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under U.S. GAAP, which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
	2008	2009	2009	2009	2009	2010	2010	2010

Cash provided by continuing operating activities	$48.8	$169.9	$189.9	$117.8	$119.4	$178.5	$135.5	$60.6
Capital expenditures of continuing operations	(27.4)	(18.3)	(21.8)	(30.5)	(13.5)	(17.0)	(23.7)	(45.2)
Excess income tax benefit from share-based compensation	0.4	0.5	0.4	1.1	2.1	5.3	4.9	3.8

Free cash flow[1]	$21.8	$152.1	$168.5	$88.4	$108.0	$166.8	$116.7	$19.2

[1]	Free cash flow for the fourth quarter of 2010 included a discretionary pre-tax contribution of $150 million to the company’s U.S. pension trust in September.
Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before special items, interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows:

	Twelve Months Ended
	September 30,
	2010	2009

(a) Return

Income from continuing operations	$440.4	$217.9
Interest expense	60.5	60.9
Income tax provision	103.8	56.0
Purchase accounting depreciation and amortization	18.9	18.6
Special items	—	(4.0)

Return	623.6	349.4

(b) Average invested capital
Short-term debt	—	70.1
Long-term debt	904.8	904.6
Shareowners’ equity	1,387.9	1,563.5
Accumulated amortization of goodwill and intangibles	679.4	648.3
Cash and cash equivalents	(763.3)	(576.0)

Average invested capital	2,208.8	2,610.5

(c) Effective tax rate
Income tax provision	103.8	56.0

Income from continuing operations before income taxes	$544.2	$273.9

Effective tax rate	19.1%	20.4%

(a) / (b) * (1-c) Return On Invested Capital	22.8%	10.7%